                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20594

                                  SCHEDULE 14A
                                 (RULE 14A-101)


           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

                                NTL EUROPE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


    1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------


    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------


    4) Proposed maximum aggregate value of transaction:


    ----------------------------------------------------------------------------


    5) Total fee paid:



[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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    2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    3) Filing Party:

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NOTICE AND PROXY STATEMENT                                          Page 2 of 48

    4) Date Filed:

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                                NTL EUROPE, INC.
                               37 PURCHASE STREET
                               RYE, NEW YORK 10580
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             [_______________], 2003

         A special meeting of stockholders of NTL Europe, Inc. will be held on [___________day/date], 2003 at 10:00 a.m., local time, at the offices of Piper Rudnick LLP, 1251 Avenue of the Americas, New York, New York 10020. At the special meeting, common stockholders will vote upon proposals 1, 2 and 3 below:

         1. To approve and adopt a certificate of amendment to our certificate of incorporation providing for a reverse stock split of our common stock that would result in (a) stockholders receiving one share of our common stock for every 50,000 shares of our common stock that they own, (b) stockholders receiving cash in lieu of any fractional share they would otherwise be entitled to receive as a result of the reverse stock split at a rate of $.01 per share on a pre-split basis and (c) the reduction of our authorized common stock from 60,000,000 shares to 1,200 authorized shares, which is in proportion to the reverse stock split. The reverse stock split is proposed to terminate our reporting obligations under the Securities Exchange Act of 1934, as amended, and is expected to reduce our expenditures.

         2. To approve and adopt a certificate of amendment to our certificate of incorporation to change our name to "PTV, Inc."

         3. To consider and act upon any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.


         At the special meeting, the holders of our 10% Fixed Coupon Redeemable Preferred Stock, Series A will vote upon proposal 1.A. below:


         1.A.     To waive the provision of our certificate of incorporation providing that, so long as the preferred stock is outstanding, no securities ranking junior to the preferred stock with respect to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both, may be redeemed, purchased or otherwise acquired. This waiver is proposed to allow us to pay cash to holders of our common stock in lieu of issuing fractional shares in connection with the reverse stock split.


         Only holders of record of our common stock and our preferred stock as of the close of business on December 9, 2003 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. If you do not plan to attend the meeting and vote your shares in person, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.


         Any proxy may be revoked at any time prior to its exercise at the special meeting.

                                            By order of the Board of Directors,

                                            JEFFREY A. BRODSKY
                                            President, Chief Executive Officer
                                            and Chairman of the Board


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             YOUR VOTE IS IMPORTANT.
                 PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED
                      PROXY CARD IN THE ENVELOPE PROVIDED.

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

                                NTL EUROPE, INC.
                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                              [____________], 2003

To Our Stockholders:


         This proxy statement and the enclosed proxy card(s) are being mailed to holders of our common stock and our 10% Fixed Coupon Redeemable Preferred Stock, Series A on or about [_____________], 2003 and are furnished in connection with the solicitation of proxies by our board of directors for use at the special meeting of our stockholders to be held on [day/date], 2003 at 10:00 a.m., local time, at the offices of Piper Rudnick LLP, 1251 Avenue of the Americas, New York, New York 10020, and at any adjournments or postponements thereof.






         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

         WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

         At the special meeting, common stockholders will act upon the matters set forth in the accompanying notice of meeting, including the approval of the amendment to our certificate of incorporation to effect the proposed one for 50,000 reverse stock split and to change our name. The preferred stockholders will act upon the waiver that is proposed to allow us to pay cash to holders of our common stock in lieu of issuing fractional shares in connection with the reverse stock split.

         WHO IS ENTITLED TO VOTE?


         Common stockholders and/or preferred stockholders as of the close of business on December 9, 2003, which is referred to as the record date, are entitled to receive notice of the special meeting and to vote the shares of common stock and/or of preferred stock held on the record date. Our holders of common stock and preferred stock will vote on separate proposals. Each outstanding share of common stock entitles its holder to cast one vote for the reverse stock split and the name change. Each outstanding share of preferred stock entitles its holder to cast one vote for the waiver that will allow us to pay cash to holders of our common stock in lieu of issuing fractional shares in connection with the reverse stock split. Generally, holders of our preferred stock are not entitled to vote on corporate matters as set forth in our charter. However, our proposed reverse stock split contemplates paying cash to holders of our common stock in lieu of issuing fractional shares and our charter provides that we may not redeem or purchase any stock which is junior to our preferred stock so long as our preferred stock remains outstanding. Therefore, pursuant to our charter, we are required to seek the vote of our preferred stockholders to waive this prohibition.


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         CAN I ATTEND THE MEETING?

         All stockholders of record of our shares of common stock and/or preferred stock at the close of business on the record date, or their designated proxies, are authorized to attend the special meeting. Each stockholder or proxy will be asked to present a form of valid picture identification, such as a driver's license or passport.

         WHAT CONSTITUTES A QUORUM?

         The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the reverse stock split and the name change to be voted upon and to transact any other business at the special meeting. With respect to the waiver by the preferred stockholders, allowing us to pay cash to holders of our common stock in lieu of issuing fractional shares in connection with the reverse stock split, the presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of preferred stock outstanding entitled to vote is necessary to constitute a quorum. As of the record date, there were [________________] shares of common stock outstanding and [________________] shares of preferred stock outstanding entitled to vote at the special meeting. Shares of common stock and/or preferred stock that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

         WHAT IS THE VOTE REQUIRED?

         Reverse Stock Split and Name Change. The affirmative vote of a majority of all of the shares of common stock outstanding is required for adoption of each of the reverse stock split and the name change.

         Waiver. The affirmative vote of a majority of all of the shares of preferred stock outstanding is required for the waiver that will allow us to pay cash to holders of our common stock in lieu of issuing fractional shares in connection with the reverse stock split.

         In each case, abstentions and broker non-votes will have the effect of a vote against the relevant proposal. If a quorum should not be present, the special meeting may be adjourned from time to time until a quorum is obtained.

         HOW DO I VOTE?

         Voting by Holders for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named on the enclosed proxy card how to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you by us. There are separate proxy cards for the common stockholders and the preferred stockholders.

         - Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Continental Stock Transfer & Trust, 17 Battery Place, 8th Floor, New York, New York 10004 in the postage-paid envelope provided.

         - Vote in Person. If you are a registered stockholder and attend the special meeting, you may vote in person at the meeting.

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

         Voting by Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from your nominee which you must follow in order to have your shares voted. "Street name" stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of record.

         If you return your proxy card signed and you have made no specifications with respect to voting matters, your shares of common stock will be voted for the proposed reverse stock split and name change, and your shares of preferred stock will be voted for the proposed waiver, described in this proxy statement, and, at the discretion of the designated proxies, on any other matter that may properly come before the special meeting or any adjournment.

         WHAT IS HOUSEHOLDING?

         The SEC rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed that the stockholders are members of the same family. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you own shares of our stock in your own name as a holder of record, householding will not apply to your shares.

         IF YOU WISH TO REQUEST EXTRA COPIES FREE OF CHARGE OF ANY ANNUAL REPORT OR PROXY STATEMENT, PLEASE SEND YOUR REQUEST TO NTL EUROPE, INC., 37 PURCHASE STREET, RYE, NEW YORK 10580, ATTENTION: SECRETARY; OR CALL US WITH YOUR REQUEST AT (914) 921-1800. IN ADDITION, COPIES OF EXHIBITS TO THE ANNUAL REPORT OR PROXY STATEMENT WILL BE PROVIDED FOR A REASONABLE FEE EQUAL TO OUR REASONABLE EXPENSES IN FURNISHING EACH EXHIBIT REQUESTED.

         WILL OTHER MATTERS BE VOTED ON AT THE SPECIAL MEETING?

         We are not now aware of any other matters to be presented at the special meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies for the common stockholders will be voted in accordance with the best judgment of the proxy holders.

         CAN I REVOKE MY PROXY INSTRUCTIONS?

         You may revoke your proxy at any time before it has been exercised by:

         - filing a written revocation with our secretary at the following address: 37 Purchase Street, Rye, New York 10580;

         -  filing a duly executed proxy bearing a later date; or

         -  appearing in person and voting by ballot at the special meeting.

         Any stockholder of record as of the record date attending the special meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

         WHAT OTHER INFORMATION SHOULD I REVIEW BEFORE VOTING?

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


         For your review, a copy of our annual report filed with the SEC on Form 10-K, containing financial statements for the fiscal year ended December 31, 2002, and our quarterly report filed with the SEC on Form 10-Q, containing financial statements for the quarter ended September 30, 2003, are being mailed to stockholders concurrently with this proxy statement.


         No person is authorized to give any information or to make any representation not contained in this proxy statement or related Schedule 13E-3, and if given or made, such information or representation should not be relied upon as having been authorized by us.

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                                TABLE OF CONTENTS


                                                                                                 Page
                                                                                                 ----
SUMMARY OF TERMS OF REVERSE STOCK SPLIT......................................................      1
SPECIAL FACTORS..............................................................................      3
Purpose and Reasons for the Reverse Stock Split..............................................      3
Background...................................................................................      5
Alternatives Considered by the Board of Directors............................................      8
Fairness of the Reverse Stock Split Proposal.................................................      8
Opinion of Financial Advisor.................................................................     10
Certain Effects of Reverse Stock Split Proposal on Our Stockholders..........................     14
Certain Material Federal Tax Considerations..................................................     16
Consequences of the Exchange of New Common Shares for Existing Common Shares in the
   Reverse Stock Split.......................................................................     17
Consequences of the Receipt of Cash..........................................................     17
GENERAL INFORMATION..........................................................................     18
Persons Making the Solicitation..............................................................     18
PROPOSAL 1--REVERSE STOCK SPLIT AND RELATED AMENDMENT TO OUR
   CERTIFICATE OF INCORPORATION..............................................................     18
General......................................................................................     18
Payment for Fractional Shares................................................................     19
Vote Required................................................................................     19
Appraisal and Dissenters' Rights.............................................................     19
Source and Amount of Funds or Other Consideration; Expenses of Transaction...................     19
PROPOSAL 1A--WAIVER OF THE PROVISION OF OUR CERTIFICATE OF
   INCORPORATION WHICH PROHIBITS US FROM PAYING CASH TO HOLDERS OF
   OUR COMMON STOCK IN LIEU OF ISSUING FRACTIONAL SHARES IN
   CONNECTION WITH THE REVERSE STOCK SPLIT...................................................     20
General......................................................................................     20
Vote Required................................................................................     20
PROPOSAL 2 - NAME CHANGE AND RELATED AMENDMENT TO OUR CERTIFICATE
   OF INCORPORATION..........................................................................     21
Background...................................................................................     21
Amendment of Certificate of Incorporation to Change Name.....................................     21
Vote Required................................................................................     21
INFORMATION ABOUT US.........................................................................     22
General......................................................................................     22
Description of Common Stock; Stockholders' Rights Plan.......................................     22
Ownership of Our Voting Securities...........................................................     23
Price Range of Common Stock and Dividends....................................................     25
FINANCIAL AND OTHER INFORMATION..............................................................     26
SELECTED FINANCIAL DATA......................................................................     26
PROPOSALS OF STOCKHOLDERS....................................................................     29
OTHER MATTERS................................................................................     30
EXPENSES OF SOLICITATION.....................................................................     30
FORWARD-LOOKING STATEMENTS...................................................................     30
AVAILABLE INFORMATION........................................................................     30
DOCUMENTS INCORPORATED BY REFERENCE..........................................................     31
APPENDIX A AMENDMENT TO CERTIFICATE OF INCORPORATION.........................................    A-1
APPENDIX B FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION
   TO NAME CHANGE............................................................................    B-1
APPENDIX C FAIRNESS OPINION OF FINANCIAL ADVISOR.............................................    C-1

                     SUMMARY OF TERMS OF REVERSE STOCK SPLIT

         This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the terms and conditions of the reverse stock split, as well as the related amendment to our certificate of incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

- In connection with the consummation of NTL Incorporated's bankruptcy plan on January 10, 2003, NTL Incorporated was divided into two separate companies. We became the holding company for certain of NTL Incorporated's European and other assets. Based on management's analysis, our board has determined that we do not enjoy many of the benefits typically associated with being a public company and, therefore, we should cease operating as a public company subject to SEC reporting obligations. (see "Special Factors - Background" on page [ ]).

- After receiving a recommendation of a special committee of our board of directors, our board of directors has unanimously approved, and recommends that the stockholders approve, a 1-for-50,000 reverse split of the existing common stock. Each 50,000 shares of our existing common stock outstanding immediately prior to the completion of the reverse stock split will be automatically converted into one share of our new common stock (see "Special Factors - Background" on page [ ]).


- No new certificates representing fractional shares of the new common stock will be issued. Instead, each fractional share will be purchased by us for a cash payment equal to $.01 per share on a pre-split basis. The $.01 per share payment reflects our determination to make a payment to those stockholders who would have been entitled to be issued fractional shares as a result of the reverse stock split, but was not intended to reflect any determination by us as to the value of the new common stock, which, given the approximately $351.8 million of aggregate liquidation preference of our preferred stock as of September 30, 2003 (exclusive of approximately $17.2 million of dividends payable on the preferred stock, which was paid on October 15, 2003) and the approximately $17.2 million of dividends on our preferred stock accruing as of December 31, 2003, is unlikely to have any meaningful value post-reverse stock split (see "Special Factors - Background" on (page 5; and " - Fairness of the Reverse Stock Split Proposal" on page [ ]).



- Our board of directors, after receiving the recommendation of a special committee of the board, has concluded that the reverse stock split is substantively and procedurally fair to our unaffiliated stockholders. This conclusion was based on the good faith determination of our remaining liquidation value by the board, based upon the analysis of several factors described in detail in the section of this proxy statement titled "Special Factors--Fairness of the Reverse Stock Split Proposal," including a fairness opinion issued by Morgan Joseph & Co. Inc., the financial advisor to the special committee, a copy of which is included in Appendix C. This conclusion is based primarily upon the approximate $360 million aggregate liquidation preference of our preferred stock as of June 30, 2003 and the fact that it is highly unlikely that the holders of our common stock will ever receive any dividends or other distributions on their common stock (see "Special Factors - Fairness of the Reverse Stock Split Proposal" on page
    [ ]).


- As a result of the reverse stock split, persons who hold fewer than 50,000 shares of existing common stock immediately prior to the reverse stock split will have their entire interest in the new common stock purchased by us and will no longer be holders of new common stock (see "Special Factors - Certain Effects of Reverse Stock Split Proposal on NTL Europe's Stockholders" on page [ ]).

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

- Any holder of record of fewer than 50,000 shares of existing common stock may retain an equity interest in us after the effective date of the reverse stock split by purchasing, prior to the effective date, a sufficient number of shares of existing common stock so that the stockholder's total number of shares held of record immediately prior to the reverse stock split is equal to or greater than 50,000 shares (see "Proposal 1 - Reverse Stock Split and Related Amendment to Our Certificate of Incorporation - Payment for Fractional Shares" on page [ ]).

- The principal purpose of the reverse stock split is to reduce the number of stockholders of record of our new common stock to fewer than 300, enabling us to terminate our status as a reporting company under the Exchange Act, and thereby eliminate the significant expenses associated with being a reporting company. Currently, the number of holders of record of our preferred stock is less than 300. (see "Special Factors - Purpose and Reasons for the Reverse Stock Split" on page [ ]).


- The principal benefit of the reverse stock split to us and our preferred stockholders is the direct and indirect expense savings that are expected to be realized by termination of our reporting company status (see "Special Factors - Purpose and Reasons for the Reverse Stock Split" on page [ ]).



- The principal advantage of the reverse stock split to our unaffiliated stockholders is that we will purchase their fractional shares of new common stock without charging brokerage commissions or other costs normally associated with the sale of securities (see "Special Factors - Certain Effects of Reverse Stock Split Proposal on Our Stockholders" on page [ ]).


- To the extent we make any future dividends or distributions on our preferred stock, the amount available to us for any such dividend or distribution may be increased as a result of the proposed savings in costs and expenses resulting from ceasing to be a public reporting company.

- The principal disadvantages of the reverse stock split and subsequent deregistration of our common stock and preferred stock are:


                  - stockholders will not receive the same level of information as was available prior to the reverse stock split since we will no longer be subject to SEC reporting obligations;



                  - many of our common stockholders will cease to be stockholders following the reverse stock split and will not receive the benefits of future common stock ownership, if any; and


                  - the trading market for our common stock and our preferred stock will become even less liquid, if one exists at all (see "Special Factors - Certain Effects of Reverse Stock Split Proposal on Our Stockholders" on page [ ]).

- Approval of the amendment to the certificate of incorporation to effect the reverse stock split will require approval by holders of a majority of the outstanding shares of common stock (see "Proposal 1 - Reverse Sock Split and Related Amendment to Our Certificate of Incorporation - Vote Required" on page [ ]).

- The payment in cash to holders of our common stock in lieu of issuing fractional shares in connection with the reverse stock split will also require waiver by a majority of the outstanding shares of our preferred stock of that provision of our certificate of incorporation which prohibits us from redeeming, purchasing or otherwise acquiring junior securities. (see "Proposal 1A - Waiver - Vote Required on page [_].)


- Each stockholder who receives cash and common stock in the reverse stock split should recognize gain up to the amount of cash received as more fully discussed in the section entitled "Certain Material Federal Tax Considerations" on page [__]. Each stockholder who receives only cash in the reverse stock split in exchange for such stockholder's existing common stock should (subject to certain exceptions discussed in the section entitled "Certain Material Federal Tax Considerations" on page [___]) recognize gain or loss in an amount equal to the difference between the amount of cash received and such stockholder's tax basis in such stock.


- Under the Delaware General Corporation Law, stockholders do not have the right to dissent and demand payment for their shares (see "Proposal 1 - Reverse Sock Split and Related Amendment to Our Certificate of Incorporation
    - Appraisal and Dissenters' Rights" on page [ ]).

                                 SPECIAL FACTORS

PURPOSE AND REASONS FOR THE REVERSE STOCK SPLIT

         On January 10, 2003, the bankruptcy plan filed on May 8, 2002 by NTL Incorporated and certain of its subsidiaries as of that time was consummated. Pursuant to the bankruptcy plan, NTL Incorporated and its subsidiaries were split into two separate companies. The entity formerly known as "NTL Incorporated" was renamed "NTL Europe, Inc." and became the holding company for certain European and other assets of the former NTL Incorporated. The entity formerly known as NTL Communications Corp. was renamed "NTL Incorporated" and became the holding company for the former NTL Incorporated's principal assets in the UK and Ireland. In the opinion of our management and board of directors, none of the assets retained by us were substantial enough to warrant our incurring the costs associated with being a public reporting company. In that regard, our board of directors explored strategic and financial alternatives available to us, including our possible liquidation, a going private transaction and the sale of our remaining assets.


         Due to the approximate $351.8 million of aggregate liquidation preference of our preferred stock as of September 30, 2003 (exclusive of $17.2 million of dividends payable on the preferred stock, which was paid on October 15, 2003) and the aggregate amount of approximately $17.2 million of dividends on our preferred stock accruing as of December 31, 2003, we do not believe there is any reasonable likelihood that our common stockholders will receive any dividends or other cash distributions on their shares. Since we do not believe we have the necessary businesses or assets to achieve and maintain profitable operations, we do not believe it is cost effective to maintain our status as a public company.


         There are considerable costs and burdens to us in remaining a public reporting company and serving many small stockholder accounts. Our board of directors believes that the proposed reverse stock split and subsequent deregistration of our common stock and preferred stock will relieve us of these costs and burdens. As a result of the extremely limited liquidity of our common stock and our low stock price, we are not able to realize many of the benefits that sometimes result from being a publicly traded company, including equity research coverage, access to the capital markets or the ability to compensate our directors and officers with equity.

         To comply with our obligations under the Exchange Act, we incur direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct cost savings once we are no longer subject to the reporting requirements of the Exchange Act are: a reduction in directors' and officers' insurance costs; a reduction in audit and legal fees; and a reduction in consulting costs. We have determined that there will also be a reduction in costs resulting from the termination of registration of the new common stock and the preferred stock which include: lower printing and mailing costs; lower transfer agent fees; reduced reporting and disclosure requirements due to our private status; and a reduction in expenses such as preparing electronic filings in the EDGAR format prescribed by the SEC. The costs of printing and mailing materials to stockholders increases for each stockholder account, regardless of the number of shares held by the stockholder. Many of our stockholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings. We also incur indirect costs as a result of management's time expended to prepare and review our Exchange Act filings. Terminating registration of the new common stock and the preferred stock is expected to substantially reduce many of these costs.

         The reverse stock split would not only reduce these expenses and burdens, but would also provide a cash payment to holders of fewer than 50,000 shares for their interest in us. Stockholders of record owning more than 50,000 shares would receive a cash payment in lieu of the fractional share they would otherwise be entitled to receive as a result of the reverse stock split.

         Based on our experience, we believe that total savings in a range of approximately $2 million to $3 million over a 2-year period in previously estimated costs of continuing as a public company may be realized by going private. This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. Under Delaware law, we will remain in existence as an operating entity primarily to optimize the value of our current assets and distributions to our stockholders, but currently have no intention of operating a long-term business.

         If the reverse stock split is approved and implemented, we believe that the number of stockholders of record of our new common stock will be fewer than
300. We already have fewer than 300 holders of our preferred stock. We intend to terminate the registration of our new common stock and our preferred stock under the Exchange Act pursuant to Section 12(g)(4) of the Exchange Act. Following the reverse stock split, our decision to terminate Exchange Act registration upon implementation of the reverse stock split does not require the approval of the holders of either the common or the preferred stock and will not be voted on at the special meeting. Our duty to file periodic reports with the SEC, such as quarterly and annual reports, will be suspended once we have fewer than 300 stockholders of record and have filed the appropriate form with the SEC. We will cease to be a public reporting company, and there will be no opportunity for a public market for our securities to develop.

         In consideration of the aforementioned reasons, our board of directors, on September 30, 2003, approved, subject to approval by our stockholders, a proposal to effect the reverse stock split and the amendment to our certificate of incorporation.

         For purposes of protecting the interests of those who will receive a cash payment in lieu of fractional shares for their shares of existing common stock, we have taken the following steps to negotiate the terms of the reverse stock split at an arm's-length basis:

- Our board established a special committee consisting of an independent director, Michael J. Cochran.

- The special committee retained its own independent counsel and financial advisor.

- The special committee obtained a fairness opinion from its financial advisor, Morgan Joseph.

         However, the board made no specific provision to grant our unaffiliated stockholders access to our corporate files, except as may be required by the Delaware General Corporation Law, or to obtain counsel or appraisal services at our expense.


         The effect of the reverse stock split on our stockholders who will remain stockholders post-reverse stock split is as follows:

- By receiving one share of new common stock for each 50,000 shares of existing common stock currently held, they will continue to be common stockholders.

- They will receive $.01 per share, on a pre-split basis, for each fractional share of common stock owned after the effective date.

- The aggregate voting power of our 5% or more common stockholders will increase from approximately 53.5% to approximately 70%.


- Given the aggregate liquidation preference of our preferred stock of approximately $351.8 million as of September 30, 2003 (exclusive of $17.2 million of dividends payable on the preferred stock, which was paid on October 15, 2003) and the aggregate amount of approximately $17.2 million we currently intend to pay as a dividend on the preferred stock accruing as of December 31, 2003, it is highly unlikely that the new common stockholders will receive any future dividends or distributions from their ownership of common stock.


         The effect of the reverse stock split on those who own less than 50,000 shares as of the record date and who will receive a cash payment for their entire interest of shares of existing common stock is as follows:

- Stockholders owning less than 50,000 shares of common stock will no longer be common stockholders.

- They will receive $.01 per share, on a pre-split basis, for each fractional share of common stock owned after the effective date which will completely cash out many of our current common stockholders.

BACKGROUND

         Since we emerged from bankruptcy on January 10, 2003, our management and their legal advisors have had multiple conversations with each member of our board of directors independently, and with the board as a whole, concerning strategies relating to the ultimate rationalization of our assets and compromise of our liabilities for the benefit of our stockholders. As an outgrowth of these conversations, management discussed with the board the extensive costs associated with our status as a public company, the lack of benefits received by us due to the lack of a trading market for our securities and the unique nature of our business activities and the fact that we do not enjoy many of the other benefits typically associated with being a public company. As a means of reducing our future costs associated with being a public reporting company, management determined to explore the potential benefits of pursuing a going private transaction.


         On May 28, 2003, our management provided the board with a review of strategic options. On June 23, 2003, our board held a meeting in which they discussed the exploration of a going private transaction and the formation of a special committee to consider alternatives in a going private transaction. By action taken by unanimous written consent on June 23, 2003, our board established a special committee with Michael J. Cochran, a member of the board, as its sole, independent member. The board charged the special committee with reviewing, considering, investigating, evaluating, negotiating and recommending action to the entire board with respect to one or more possible going private transactions. By July 1, 2003, the special committee had retained its own legal counsel, McKenna Long & Aldridge LLP. The special committee also retained its own financial advisor, Morgan Joseph, to advise it in connection with these responsibilities and certain other matters related to a possible going private transaction, including the potential for Morgan Joseph to render a fairness opinion in the event the Board determined to pursue a going private transaction.


         Between July 2, 2003 and July 22, 2003, the special committee's financial advisor conducted a financial review of us and the special committee's legal counsel conducted a legal review of our organizational and other documentation. During this time, both of the committee's advisors held discussions with Mr. Cochran and with our representatives to gain a better understanding of certain financial and legal matters.

         On July 23, 2003, the special committee met with the committee's advisors. The purpose of the meeting was twofold: (1) to discuss the various structural alternatives and determine a recommended means to effect a going private transaction from a legal perspective and (2) to discuss Morgan Joseph's preliminary financial analysis of us.

         Morgan Joseph presented its preliminary financial analysis of us at the meeting with the special committee on July 23, 2003, noting that its financial due diligence was still underway. Morgan Joseph's financial analysis focused on our material assets and liabilities and those of our subsidiaries. Morgan Joseph's preliminary financial analysis determined that the estimated value of our net assets was substantially less than the aggregate liquidation preference attributable to the preferred stock of approximately $360 million as of June 30, 2003. Their analysis was consistent with our views regarding the value of the common stock as we have disclosed in our public financial disclosures.

         After the special committee discussed the preliminary legal and financial analyses with the committee's advisors, it spoke to our management and our legal counsel to (1) report that its initial recommendation would be to pursue a reverse stock split and (2) identify action items necessary to complete fully the special committee's analysis. Thereafter, Morgan Joseph continued its financial analysis and we completed a cost-benefit analysis of going private. The cost-benefit analyses demonstrated that we can achieve significant cost savings in both the near and long term by no longer being subject to public reporting obligations.


         During this time, Morgan Joseph confirmed its preliminary determination that its estimate of the value of the net assets was significantly below the aggregate liquidation preference of the preferred stock as of June 30, 2003. Other than the Morgan Joseph financial analysis, there was no independent financial analysis performed on behalf of the board or the special committee.



         The special committee reported to the board at a meeting held on August 14, 2003. The special committee reviewed in summary form the expected content of its report and recommended that we proceed with a reverse stock split as the most effective method of going private. The board then discussed the going private transaction further. Management informed the board that it would send a letter to the special committee outlining the board's specific proposal, which the special committee received on August 19, 2003. In the letter, relying in part on Morgan Joseph's financial analysis, management proposed a reverse stock split of the common stock, at a ratio in the range of 1 for 10,000 to 1 for 100,000, with $.01 to be paid per share for resulting fractional shares.

         After receiving and reviewing the August 19th letter, the special committee issued its final report to the board at a meeting held on September 11, 2003. In that report, the special committee, relying in part on Morgan Joseph's financial analysis, recommended that structuring the going private transaction as a reverse stock split offered the most benefits as compared to the other structural alternatives it considered. In addition, based in part upon Morgan Joseph's financial analysis and after considering the historical stock prices and trading volume of the common stock, the special committee recommended to the board that it would be fair to pay the common stockholders, including the unaffiliated stockholders, $.01 per share in cash in the transaction, as such amount would be greater than they could expect to receive if they remained common stockholders given the aggregate liquidation preference of approximately $360 million on the preferred stock as of June 30, 2003.



         At the September 11, 2003 meeting of the board, the board reviewed with legal counsel the duties of directors under Delaware law in evaluating a reverse stock split and discussed the preparation of documents to be filed with the SEC in this regard. The board then discussed the fairness of the reverse stock split to the unaffiliated stockholders. See "Fairness of the Reverse Stock Split Proposal" below. Relying in part upon Morgan Joseph's financial analysis, the board preliminarily concluded that a reverse stock split would be fair to such unaffiliated stockholders primarily due to the fact that the aggregate liquidation preference of approximately $360 million of the preferred stock as of June 30, 2003 substantially exceeded the book value of our net assets (which was negative $1.3 billion at June 30, 2003) and management's estimated fair market value of our net assets. This conclusion reflected the significant rights and preferences on our preferred stock over our common stock. Our charter, which governs the common stock and the preferred stock requires us to pay semi-annual dividends to holders of the preferred stock on a cumulative basis, and imposes limitations on the payment of dividends on the common stock. Currently there is approximately $351.8 million of aggregate liquidation preference of our preferred stock as of September 30, 2003 (exclusive of approximately $17.2 million of dividends payable on the preferred stock, which was paid on October 15, 2003) and the approximately $17.2 million of dividends on our preferred stock accruing as of December 31, 2003. If we liquidate, holders of our preferred stock would be entitled to payment of the liquidation preference and accrued and unpaid dividends in full before any distribution could be made to holders of common stock. If we liquidate, the holders of our preferred stock may not receive the full amount of their liquidation preference and accrued and unpaid dividends, and it is likely that there would be no assets available for distribution to holders of common stock who would receive no recovery. Our preferred stock is also entitled to mandatory redemption out of the net proceeds of any asset sale for cash that we or our subsidiaries complete, subject to certain limited exceptions set forth in the charter.



         In addition, at the September 11, 2003 meeting of the board, the board discussed whether the special committee should seek a fairness opinion from Morgan Joseph with respect to the payment of $.01 per share in cash to holders of our common stock in lieu of issuing fractional shares in connection with the reverse stock split. At that meeting, the board approved the reverse stock split but did not set the exchange ratio. This approval was based in part upon the Morgan Joseph financial analysis available to the special committee, as disclosed to the board at that time, and with the expectation that Morgan Joseph would be able to provide the special committee with a written opinion that the consideration to be paid to the holders of our common stock in lieu of fractional shares in the reverse stock split is fair to such holders from a financial point of view.



         On September 17, 2003 the special committee entered into an engagement letter with Morgan Joseph, pursuant to which Morgan Joseph would render an opinion as to the fairness to our existing common stockholders, including our unaffiliated stockholders, from a financial point of view, of the consideration to be received in lieu of fractional shares in the proposed reverse stock split. On September

30, 2003, Morgan Joseph issued its final report to the special committee and delivered its fairness opinion to the special committee, a copy of which is attached hereto as Appendix C.


         At a September 30, 2003 board meeting, relying in part on Morgan Joseph's fairness opinion, management recommended and the board approved a ratio of 1-for-50,000 for the reverse stock split and the payment of $.01 per fractional share of the new common stock. The board and management agreed that this ratio would accomplish a reduction in the record stockholder population below 300 while allowing adequate margin for any increase in the number of stockholders that might occur prior to the effectiveness of a reverse stock split (for example, as a result of holders with shares in "street name" requesting that share certificates be issued in their own name, or persons other than current stockholders purchasing shares).


         After the completion of the discussions, the reverse stock split and all corporate actions necessary in connection therewith were approved unanimously by the board of directors, which directed that the reverse stock split be submitted for approval at a meeting of our stockholders.

         Failure to approve the reverse stock split will result in our continuing to incur the costs of being a public reporting company with minimal corresponding benefit.

         If the stockholders approve the reverse stock split, we intend to file an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached hereto as Appendix A. The reverse stock split will become effective on the date the amendment is filed, the effective date, with the Secretary of State of the State of Delaware, or such later date as is specified in the filing. We expect the amendment to become effective as soon as practicable following the special meeting.

ALTERNATIVES CONSIDERED BY THE BOARD OF DIRECTORS

         We considered a cash-out merger, a tender offer, open market purchases of our stock and remaining a public company as alternatives to the reverse stock split. We determined that the cash-out merger was not a desirable option because it would necessitate the creation of a new incorporated entity and the preparation and effectuation of an agreement and plan of merger and would not offer any meaningful advantage over a reverse stock split. Open market purchases would not assure a material reduction in our number of stockholders and the amount of funds which would be required would have been uncertain. The tender offer option also provided no guarantee that the number of stockholders would be materially reduced and thus no assurance that we could reduce the cost of servicing our stockholders. We determined that remaining a public company was not in our best interest as we would continue to incur the expenses involved and perpetuate our existing disadvantages experienced as a result of being a public reporting company.

FAIRNESS OF THE REVERSE STOCK SPLIT PROPOSAL


         The board believes that the reverse stock split, taken as a whole, is substantively and procedurally fair to and in the best interests of us and our stockholders, including our unaffiliated stockholders. In determining the fairness of the reverse stock split, the board considered a number of factors prior to approval of the proposed transaction. In addition, subsequent to the determination of the board of directors that the reverse stock split, taken as a whole, is substantively and procedurally fair to and in the best interests of us and our stockholders, including our unaffiliated stockholders, that determination was supported and confirmed by the receipt by the special committee of a written opinion from Morgan Joseph that the consideration to be received for any fractional shares by the holders of our common stock in the reverse stock split is fair, from a financial point of view, to such unaffiliated stockholders. See Appendix C for a copy of the Morgan Joseph opinion letter.

         Substantive Fairness Discussion. In determining to approve the reverse stock split and recommending that the existing common stockholders approve it, the board of directors considered the following material factors:


- Net Asset Value. That our aggregate net asset value is substantially less than the sum of the approximate $360 million of aggregate liquidation preference of the preferred stock as of June 30, 2003, the declaration of an approximately $17.2 million of dividends payable on the preferred stock on October 15, 2003 and the aggregate amount of approximately $17.2 million of dividends on our preferred stock accruing as of December 31, 2003 led the special committee and board of directors to conclude that it is highly unlikely that our common stockholders will ever receive a dividend or distribution.



- Morgan Joseph Opinion. Morgan Joseph's written opinion that the consideration to be received for any fractional shares by the unaffiliated holders of our existing common stock in the reverse stock split is fair, from a financial point of view, to such holders.



- Limited Trading Market Prices and Liquidity. The limited trading market and liquidity of the existing common stock.



- Limited Public Company Benefits. We are not able to realize many of the benefits that sometimes result from being a publicly traded company, including equity research coverage or access to the capital markets, as a result of the extremely limited liquidity of our common stock.



- Cash Payment for Stock. The opportunity afforded, in the absence of a legitimate trading market, by the reverse stock split for holders of less than 50,000 shares to receive a cash payment for their interest without brokerage costs, and for larger stockholders to receive a cash payment in respect of a portion of their interest.



- Current and Historical Market Prices. The board believed that the cash payment of $.01 per pre-split share is fair in light of the reported market prices of our existing common stock which ranged from a high of $0.65 on January 14, 2003, to a low of $0.01 on July 30, 2003, and closed at a price of $0.02 on September 29, 2003, the day before our board approved the reverse stock split. In considering the reported market prices of our common stock since January 10, 2003, the consummation of the bankruptcy plan, the board noted that the trading volume of our common stock has been extremely limited during such period. The board did not consider the market price of old NTL's common stock prior to January 10, 2003 since all of old NTL's securities were cancelled in connection with the bankruptcy plan.



- Financial Condition and Prospects. The board's knowledge of our financial condition and prospects.



- Compliance. The anticipated increased cost of compliance with the additional requirements on public companies under the Sarbanes-Oxley Act of 2002 and related SEC regulations.



     Other Factors. In determining to approve the reverse stock split and recommending that the existing common stockholders approve it, the board of directors did not consider the following factors because they were not considered material to the board's determination:



-    Redemptions. We have not purchased any of our stock in the past year.



- Firm Offers. We are not aware of any firm offers to purchase us that have been made during the past two years by any unaffiliated person.

- Merger, etc. We have not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of our assets in the last two years.



- Securities Purchases. There have not been any purchases of our stock that would enable the holder to exercise control of us.



- Liquidation Value/Going Concern Value. Based on Morgan Joseph's financial analysis and the approximate $360 million in aggregate liquidation preference of our preferred stock as of June 30, 2003, the board did not believe that an analysis of the going concern value nor the liquidation valuation was necessary since it was highly unlikely that either value would approach $360 million.



         In determining to approve the reverse stock split, the board of directors placed the greatest weight on the large amount by which the liquidation preference of our preferred stock exceeds our unaudited book value of our pro forma net assets as of June 30, 2003 and the fairness opinion issued by Morgan Joseph. After evaluating these factors, the board determined that the reverse stock split is substantively fair to those who will receive a cash payment for their fractional shares of existing common stock and to our unaffiliated stockholders.



         Procedural Fairness Discussion. The reverse stock split has not been structured to require the separate approval of our unaffiliated stockholders because the board concluded that the interests of those unaffiliated stockholders were sufficiently represented at the board level. The board reached this conclusion because (1) our directors and officers combined own no shares of common stock, (2) affiliates are not being treated differently from our unaffiliated stockholders and (3) the terms of the reverse stock split were reviewed and approved by all of the non-employee members of the board. No unaffiliated representative has been retained to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the reverse stock split. However, the board has appointed a special committee which has obtained a fairness opinion that the consideration to be received for any fractional shares by the holders of our common stock in the reverse stock split is fair, from a financial point of view, to such holders. Notwithstanding the fact that the transaction has not been structured to require a separate vote of the unaffiliated stockholders and no unaffiliated representative has been retained solely to act on behalf of the unaffiliated stockholders, the board determined, based on the factors described in (1), (2) and (3) above and its appointment of a special committee which has obtained a fairness opinion, that the reverse stock split is procedurally fair to our stockholders, including our unaffiliated stockholders.


         After evaluating the substance and procedural fairness of the reverse stock split, the board concluded that the reverse stock split is the most expeditious, efficient, cost effective and fair method to convert us from a public reporting company to a non-reporting company.

         We have received an indication from three of our stockholders holding five percent or more of our common stock that they expect to vote their shares of existing common stock for the reverse stock split.

OPINION OF FINANCIAL ADVISOR

         Pursuant to an engagement letter dated July 1, 2003, the special committee retained Morgan Joseph as its financial advisor in order to advise it with regard to the timing and structure of, and alternatives related to a going private transaction. In addition, pursuant to an engagement letter dated September 17, 2003, the special committee retained Morgan Joseph as its financial advisor in order to render an opinion as to the fairness to our existing common stockholders, from a financial point of view, of the consideration to be received in lieu of fractional shares in the proposed reverse stock split. Morgan Joseph was selected by the special committee because of its experience and expertise in advising publicly-traded companies and their boards of directors or special committees thereof with regard to going-private transactions, and because of its overall reputation as an investment bank. Sean Mathis, a director of the Company, is also affiliated with Morgan Joseph. Mr. Mathis did not participate in the discussions between the special committee and Morgan Joseph regarding the special committee's engagement of Morgan Joseph and, pursuant to the terms of the Morgan Joseph engagement letter, Mr. Mathis did not participate in Morgan Joseph's engagement or the preparation of Morgan Joseph's fairness opinion. Other than its relationship with Mr. Mathis as described above, prior to advising us on this transaction, Morgan Joseph had no relationship with us.

         At a meeting of the special committee, at which our board of directors participated on September 30, 2003, Morgan Joseph gave its written opinion addressed to the special committee that, as of such date and based upon and subject to various considerations set forth in the opinion, the consideration to be paid in lieu of fractional shares pursuant to the proposed reverse stock split is fair from a financial point of view to our common stockholders. The special committee did not limit Morgan Joseph in any way in the investigations it made or the procedures it followed in giving its opinion.

         Attached as Appendix C to this document is the full text of Morgan Joseph's written opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. Morgan Joseph's opinion is incorporated in its entirety into this document by reference. Morgan Joseph addressed its written opinion to the special committee. The opinion addresses only the fairness, from a financial point of view, of the consideration to be received in lieu of fractional shares in the proposed reverse stock split and is not a recommendation to any of our stockholders as to how such stockholder should vote with regard to the proposed reverse stock split. The summary of the opinion of Morgan Joseph set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Our stockholders are urged to, and should, read the opinion carefully and in its entirety.

         In arriving at its opinion, Morgan Joseph reviewed and analyzed, among other things, the following:

-    a draft of the proxy statement dated September 29, 2003;


- our Form 10-K for the period ended December 31, 2002, our Forms 10-Q for the periods ended March 31, 2003 and June 30, 2003 and our Form 8-K filed on September 12, 2003;


- certain financial and other information concerning us that was publicly available or provided to Morgan Joseph by us;

- the reported prices and trading activity for our common stock and preferred stock; and

- certain internal information and other data relating to us, our business and prospects, including certain financial projections and estimates, provided to Morgan Joseph by our management.

         Morgan Joseph also held discussions with members of our management on various aspects of the proposed reverse stock split, our past and current business operations, the financial condition and future prospects and operations of us, the effect of the proposed reverse stock split on our financial condition and future prospects and operations and other matters that Morgan Joseph believed necessary or appropriate to its inquiry. In addition, Morgan Joseph reviewed other financial studies and analyses and considered other information that it deemed appropriate for the purposes of its opinion. In relying on other financial analyses provided to it, Morgan Joseph assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates as to our financial condition to which those analyses relate.

         Morgan Joseph relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or furnished to it by us or otherwise reviewed by Morgan Joseph from third party sources. Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting us, and has assumed the correctness of all legal, accounting and tax advice given us and our board of directors or the special committee. Morgan Joseph is not responsible or liable for any of the information provided it or its accuracy. In addition, Morgan Joseph did not conduct any appraisal of any our assets or liabilities.

         Morgan Joseph based its opinion on economic, market and other conditions as in effect on, and the information made available to Morgan Joseph as of, the date of the opinion. Subsequent developments may affect Morgan Joseph's opinion and Morgan Joseph does not have any obligation to update, revise, or reaffirm its opinion. Morgan Joseph expressed no opinion as to the price at which our common stock will trade at any future time.

         The terms of the proposed reverse stock split were determined through negotiations between our management and the special committee and were approved by our board of directors. Although Morgan Joseph provided advice to the special committee during the course of these negotiations, the decision to approve the reverse stock split, subject to stockholder approval, was solely that of our board of directors. As described above, the opinion of Morgan Joseph and its presentation to the special committee were only one of a number of factors taken into consideration by our board of directors in making its determination to approve the proposed reverse stock split.

         In reaching its opinion, Morgan Joseph employed various financial analyses which it believes were appropriate in light of our financial position, capital structure and business plan. The following is a summary of the material financial analyses that Morgan Joseph utilized in providing its opinion.

         As of June 30, 2003, we had approximately 6.9 million shares of our preferred stock outstanding with an aggregate liquidation preference over the common stock of approximately $360 million. In addition, as of June 30, 2003, the unaudited book value of our total assets minus total liabilities on a pro forma basis to treat Cablecom GmbH, our largest subsidiary which is currently overindebted under Swiss law, as a discontinued operation (referred to herein as our "pro forma net assets") was approximately $92 million. Such unaudited book value has been determined as of June 30, 2003 and includes the effects of the application of fresh-start accounting as of January 1, 2003. As a result, the carrying value of our assets as of January 1, 2003 has been adjusted to their reorganization value that is equivalent to their estimated fair value, and the carrying value of our liabilities as of that date, has been adjusted to their present value. Due to the recent application of fresh-start accounting, Morgan Joseph considered the unaudited book value of our pro forma net assets as of June 30, 2003, to be a reasonable approximation of the estimated fair value of our aggregate equity as of such date. In addition, Morgan Joseph prepared its own analysis which estimated the value of our pro forma net assets to be in the range of approximately $53 million to approximately $88 million. As of June 30, 2003, the aggregate liquidation preference of the preferred stock was approximately $269 million greater than the unaudited book value of our pro forma net assets as of such date, and was also approximately $272 million to approximately $308 million greater than the value of our pro forma net assets, as estimated by Morgan Joseph.

         In arriving at its opinion, Morgan Joseph also took into account our stock price trading history and the trading volume of our existing common stock in relation to its total number of outstanding shares from January 13, 2003 (the first day of trading for its common stock) until September 20, 2003. During this period, our existing common stock price ranged from a high of $0.65 on January 14, 2003 to a low of $0.01 on July 30, 2003, and closed at a price of $0.02 on September 26, 2003. In addition, the average stock price for the 60 trading days ended September 26, 2003, was approximately $0.03. The average daily trading volume for our common stock for the 60 trading days ended September 26, 2003, was equivalent to 0.17% of our total number of outstanding shares of common stock.

         Due to the nature of our financial position, capital structure and business plan, Morgan Joseph concluded that it was not meaningful or appropriate to evaluate the fairness of the consideration to be received by our common stockholders in lieu of fractional shares in the proposed reverse stock split in comparison to other publicly-traded companies or other reverse stock splits for companies that might be deemed to be comparable to us.

         The summary above is not a comprehensive description of all analyses and examinations actually conducted by Morgan Joseph in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses and of the factors considered by Morgan Joseph, without considering all analyses and factors would create an incomplete view of the process underlying Morgan Joseph's presentation to our special committee. In addition, Morgan Joseph may have given some analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. For a description of the assumptions Morgan Joseph made in rendering its fairness opinion see the actual text of the fairness opinion which is attached as Appendix C to this proxy statement. Accordingly, the valuations resulting from any particular analysis described above should not be taken to be Morgan Joseph's or our view of the current or future market price of our common stock as traded on any market or exchange or as may be otherwise purchased or sold by our common stockholders.

         The analyses performed by Morgan Joseph are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. Morgan Joseph prepared these analyses as part of its analysis for the special committee of our board of directors of the fairness, from a financial point of view, of the consideration to be received by the holders of our existing common stock for any fractional shares in the reverse stock split, and provided these analyses to the special committee of our board of directors in connection with our board of directors' consideration of the reverse stock split. Morgan Joseph used in its analyses certain projections prepared and supplied by our management. The projections were based on numerous uncertain variables and assumptions that are inherently unpredictable. Accordingly, actual results could vary significantly from those assumed in these projections.

         The opinion of Morgan Joseph and the presentation to the special committee and our board of directors summarized above were among the many factors taken into consideration by our board of directors in determining whether to approve and to recommend that our stockholders vote to approve the reverse stock split. During Morgan Joseph's presentations to the special committee, which the other members of our board of directors attended, the members of the special committee and our board of directors asked certain questions regarding the analyses performed by Morgan Joseph and its conclusion as to the fairness, from a financial point of view, of the consideration to be received by the holders of our existing common stock for any fractional shares pursuant to the reverse stock split. Morgan Joseph, however, does not make any recommendation to any stockholders or to any other person or entity as to how any stockholder should vote with respect to the reverse stock split. Morgan Joseph's opinion did not address the relative merits of the reverse stock split, any alternatives to the reverse stock split, or our underlying business decision to proceed with or affect the reverse stock split.


         Under our engagement letters with Morgan Joseph, we have agreed to pay Morgan Joseph a $150,000 fee for the financial advisory services provided by Morgan Joseph in connection with the rendering of advice to the special committee in connection with its responsibilities and certain other matters related to a possible going private transaction and a $75,000 fee for the delivery of the fairness opinion. In addition, we have agreed to reimburse Morgan Joseph for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify Morgan Joseph against certain liabilities, including liabilities arising under the federal securities laws. In the ordinary course of their businesses, Morgan Joseph and its affiliates may actively trade our equity securities for their own accounts or for the accounts of customers and, accordingly, they may hold long or short positions in those securities at any given time.


         The special committee contacted Morgan Joseph and certain other financial advisory firms regarding their interest in serving as a financial advisor to the special committee, and their ability to assess the fairness of the proposed transaction to our unaffiliated stockholders, from a financial point of view. Representatives of the special committee reviewed the qualifications of the firms, and had several in person and telephonic interviews with them regarding the scope of their services and estimated fees. After reviewing and discussing this information, by written consent on July 1, 2003, the special committee selected Morgan Joseph to provide financial advisory services to the committee to assist it in evaluating the proposed transaction. Morgan Joseph agreed to render its opinion with respect to the fairness, from a financial point of view, to the unaffiliated stockholders of the consideration to be received in the proposed transaction, if Morgan Joseph could satisfy itself as to the fairness of that consideration. The special committee selected Morgan Joseph as its financial advisor based on the experience of its principals in performing business valuation services, its willingness to commence and complete its work promptly, and its fee arrangement, which the special committee considered to be fair and reasonable based on the dollar value of the proposed transaction.


CERTAIN EFFECTS OF REVERSE STOCK SPLIT PROPOSAL ON OUR STOCKHOLDERS

         Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the existing common stock and the new common stock. There will be no differences with respect to dividend, voting, liquidation or other rights associated with our common stock before and after the reverse stock split.

         If the reverse stock split is approved, the interests of holders of the existing common stock will change. Each share of existing common stock, which would upon completion of the reverse stock split represent a fractional share of new common stock, will be automatically converted into the right to receive from us cash in the amount of $.01 for each share of the existing common stock on a pre-split basis, in lieu of fractional shares of the new common stock being issued.

         If the reverse stock split is effected, stockholders owning fewer than 50,000 shares of the existing common stock will no longer have any equity interest in us. Further, the stockholders who will continue to have an equity interest in us after the reverse stock split will own a security the liquidity of which will be reduced.

         The reverse stock split will have the same effect on shares of the existing common stock held by our affiliates as it will have on shares of the existing common stock held by our non-affiliates. Currently, our directors and executive officers hold no shares of the existing common stock. See "Information about NTL Europe, Inc. - Ownership of Voting Securities of NTL Europe". If the reverse stock split is approved, our directors and executive officers will not receive any special consideration. Jeffrey A. Brodsky, our president, chief executive officer and chairman of the board, and Robert A. Schmitz, our vice president, chief operating officer and secretary, are principals of Quest Turnaround Advisors L.L.C. Quest provides consulting services to us in the form of Messrs. Brodsky and Schmitz pursuant to an engagement letter, dated as of January 28, 2003, pursuant to which, since January 10, 2003, we have paid Quest $150,000 per month for services rendered. As part of Quest's compensation, Quest will receive 10% of any dividends or distributions made to our holders of preferred stock in excess of $40 million.

H. Sean Mathis, one of our directors, has been affiliated with Morgan Joseph since March 2003 and Morgan Joseph served as the financial advisor to the special committee, but Mr. Mathis was not a member of the special committee, and Morgan Joseph received aggregate fees of $225,000 from us. Michael J. Cochran, the sole member of the special committee, received compensation in the aggregate amount of $30,000 for his services on the special committee. Mr. Cochran became Of Counsel to McKenna Long as of September 15, 2003. Prior to Mr. Cochran joining McKenna Long, McKenna Long received approximately $45,000 in fees for serving as independent counsel to the special committee. In connection with serving on our board of directors, Messrs. Mathis and Cochran each receive $12,500 per fiscal quarter and $2,000 per each quarterly board meeting they attend. In addition, due to the large number of additional board and committee meetings attended in 2003, Messrs. Mathis and Cochran received a one time payment of $50,000 in lieu of additional meeting fees.

         Financial Impact. We estimate that after the reverse stock split is effected the number of shares of new common stock outstanding will be approximately 275 shares in the hands of approximately 50 stockholders of record. The total number of fractional shares to be purchased (exclusive of an undetermined number of fractional shares held in "street name") is estimated to be approximately 8,000,000, at a cost of less than $80,000. The costs of the reverse stock split transaction will come from our available cash and other liquid assets. No material impact on our financial statements is expected.

         Appraisal Rights. Under the Delaware General Corporation Law, no appraisal rights exist with respect to the reverse stock split and we are not voluntarily according dissenting stockholders and appraisal rights.

         Termination of Registration with SEC. The existing common stock and our preferred stock is currently registered under the Exchange Act. Our registration of common stock and our preferred stock may be terminated, under SEC rules, upon our application to the SEC if we have fewer than 300 record holders of each class of stock. We already have fewer than 300 holders of our preferred stock. We intend to make an application for termination of registration of the new common stock and our preferred stock as promptly as possible after filing the certificate of amendment. Termination of the registration of the new common stock and the preferred stock under the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC and would make certain provisions of the Exchange Act, including the filing of annual and quarterly reports and proxy statements, no longer applicable to us.

         With respect to our executive officers and directors, upon termination of registration of the new common stock and our preferred stock under the Exchange Act, the executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit recapture provisions of Section 16, as well as many of the provisions of the Sarbanes-Oxley Act of 2002. Upon termination of Exchange Act registration, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

         We are a party to a registration rights agreement with two of our largest stockholders pursuant to which we must file a registration statement by December 15, 2003 registering the resale of their common stock and preferred stock. We intend to terminate this agreement in connection with effecting the proposed reverse stock split and deregister our common stock and preferred stock.

         Benefits. The reverse stock split is expected to result in the following benefits:

- The termination of our reporting obligations under the Exchange Act will result in a reduction in our previously estimated operating costs. We expect to use any amounts saved as a result of termination of Exchange Act registration to increase future aggregate amounts paid in dividends or liquidating distributions to our preferred stock.

- The reverse stock split affords stockholders owning fewer than 50,000 shares of existing common stock the opportunity to realize fair value for their shares. In the absence of the reverse stock split, even if a more active trading market developed for the existing common stock, such holders could nonetheless realize less net value for their shares since the sale of their shares would ordinarily involve disproportionately high brokerage commissions.

- The percentage ownership of new common stock of our remaining stockholders following the reverse stock split will increase due to our repurchase of fractional shares.

         Detriments. The reverse stock split is expected to result in the following detriments:


- If the reverse stock split is approved, it is estimated that approximately 6,500 stockholders, owning in the aggregate approximately 8,000,000 shares of existing common stock, will cease to be our stockholders and will no longer hold an equity interest in us. Although it would be unlikely that we would ever be able to redeem all of the outstanding preferred stock, given the approximately $351.8 million of aggregate liquidation preference on the preferred stock (exclusive of approximately $17.2 million of dividends payable on the preferred stock, which was paid on October 15, 2003) as of September 30, 2003 and the approximately $17.2 million of dividends on our preferred stock accruing as of December 31, 2003, to the extent that no preferred stock continues to be outstanding at some point in the future, such stockholders will not share in future increases in our net assets, if any. In addition, such stockholders will no longer have the right to vote on any corporate matter.


- Termination of registration of the shares of new common stock and our preferred stock under the Exchange Act will reduce substantially the information required to be furnished by us to our stockholders and will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with certain stockholder meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 promulgated by the SEC under the Exchange Act with respect to "going private" transactions no longer applicable to us and our executive officers and directors. In addition, termination of such registration will deprive our "affiliates" of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

- Our common stock and our preferred stock are not quoted on any national market or listed on any national securities exchange. Prices for our common stock and our preferred stock are quoted on the Pink Sheets, and consequently do not enjoy the same liquidity as securities that trade on a national market or securities exchange. If the reverse stock split is approved and, as contemplated, the shares of new common stock are deregistered under the Exchange Act, it is anticipated that any market for the new common stock, even if the new common stock continues to trade on the Pink Sheets, will enjoy even less liquidity than prior to the reverse stock split.

- Stockholders owning whole shares, rather than fractions of a share, after the reverse stock split will not be entitled to receive any cash payment for their whole shares of new common stock, but will receive cash only for their fractional share.

         Beneficial Owners of NTL Europe Common Stock. The reverse stock split will affect stockholders holding existing common stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and stockholders holding existing common stock in street name should contact their nominees to determine how they are affected by the reverse stock split.

         Directors and Officers. Our directors and officers immediately prior to the reverse stock split will remain our directors and officers immediately following the effectiveness of the reverse stock split.

CERTAIN MATERIAL FEDERAL TAX CONSIDERATIONS

         The following is a general summary of certain material federal income tax consequences of the reverse stock split. This summary is based on the Internal Revenue Code of 1986, as amended, federal tax regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Any change in any of these authorities could alter the tax consequences discussed herein. There can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

         This summary does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances. For example, it does not address tax consequences that may apply to you if you are a taxpayer that is subject to special treatment under the federal income tax laws, such as a bank, financial institution, broker-dealer, insurance company, foreign person or tax-exempt entity. It also does not address any aspect of state, local or foreign taxation.

         You are urged to consult your own tax advisor as to the tax consequences to you of the reverse stock split.

CONSEQUENCES OF THE EXCHANGE OF NEW COMMON SHARES FOR EXISTING COMMON SHARES IN THE REVERSE STOCK SPLIT

         It is intended that the reverse stock split constitute a "recapitalization," and hence a reorganization within the meaning of Section 368(a)(1)(E) of the IRC. Assuming that the reverse stock split so qualifies, you will not recognize gain or loss as a result of the receipt of new common stock in exchange for the existing common stock. The adjusted tax basis of your new common stock will be the same as your adjusted tax basis in your existing common stock, reduced by the amount of cash you receive and increased by the amount of gain you recognize, as described below. The holding period of the new common stock received solely in exchange for the existing common stock will include your holding period in the existing common stock.

         We will not recognize any gain or loss as a result of the reverse stock split.

CONSEQUENCES OF THE RECEIPT OF CASH

         If you receive cash in the reverse stock split, the receipt of such cash will generally be treated, for federal income tax purposes, as either a distribution or as an exchange, as more fully described below.

         Treatment as Distribution. If you are deemed to receive a distribution, the amount of such distribution will first be taxable to you as a dividend to the extent we have either (i) accumulated earnings and profits, as computed for U.S. federal tax purposes, through the date of the reverse stock split, or (ii) current earnings and profits for the year in which the reverse stock split occurs (even if such current earnings and profits are generated in the portion of the year after the reverse stock split takes place). To the extent the amount of the distribution exceeds such current and accumulated earnings and profits, it will be treated as a return of your basis in your stock. To the extent the distribution exceeds the accumulated and current earnings and profits and your basis, it will be treated as an amount received in exchange for your common stock, and, assuming you held your common stock as a capital asset, will be capital gain (long-term capital gain if, at the time of the reverse stock split, you have held your existing common shares for more than one year). No loss is recognized on a distribution.

         Treatment as Exchange. If you are deemed to receive an amount in connection with an exchange, the amount of gain or loss recognized on the exchange will, assuming you held your common stock as a capital asset, be treated as capital gain or capital lo Any such capital gain or loss will be long-term if, at the time of the reverse stock split, you have held your existing common stock for more than one year.

         Holders Who Receive Only Cash. If you own less than 50,000 shares of existing common stock, you will not receive any new common stock in the reverse stock split, but will receive only cash. In that case, if you do not own any preferred stock and are not deemed, under the special attribution rules which may be applicable to you, to own any common stock or preferred stock, then you will be deemed to have exchanged your existing common stock for cash. You will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your existing shares. Any such gain or loss will be taxed as described above under "Certain Material Federal Tax Considerations--Consequences of the Receipt of Cash--Treatment as Exchange".

         If you receive only cash in the reverse stock split but you either own preferred stock or are deemed, under the attribution rules, to own common or preferred stock, then it is necessary, in order to determine the treatment to you of the receipt of cash, to compare the amount of stock that you own (actually and by attribution) before the reverse stock split with that which you own (actually and by attribution) after the reverse stock split. You should, therefore, consult your own tax advisor as to the applicable rules (including the attribution rules) to your own particular circumstances.

         Holders who receive new common stock and cash. If you receive both new common shares and cash in the reverse stock split, then you will recognize gain (but not loss) in an amount equal to the lesser of (a) the amount of cash you receive, or (b) the excess of (x) the amount of cash, plus the fair market value of the new common stock you receive, over (y) your tax basis in your existing common shares.

         In order to determine the character of any such recognized gain, it is necessary to compare the amount of stock that you own (actually and by attribution) before the reverse stock split with that which you own (actually and by attribution) after the reverse stock split. Accordingly, you should consult your own tax advisor as to the applicable rules (including the attribution rules) to your own particular circumstances.

                               GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

         The enclosed proxy is solicited on behalf of our board of directors. The cost of soliciting proxies in the accompanying form will be borne by us. In addition to the use of mail, D.F. King & Co., Inc., a proxy solicitation firm, will assist us in soliciting proxies for the special meeting and will be paid a fee by us of $7,000, plus out-of-pocket expenses and extra charges for telephone solicitation. Proxies may also be solicited personally or by telephone by our directors and officers, without additional compensation. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the existing common stock and the preferred stock.

          PROPOSAL 1--REVERSE STOCK SPLIT AND RELATED AMENDMENT TO OUR
                          CERTIFICATE OF INCORPORATION

GENERAL

         Our board of directors has unanimously adopted a resolution approving, and recommending to stockholders for approval, an amendment to our certificate of incorporation to effect the proposed reverse stock split. The form of amendment is attached hereto as Appendix A.

         If the common stockholders approve the reverse stock split, we intend to file the amendment to our certificate of incorporation with the Secretary of State of Delaware. The reverse stock split will become effective on the date the amendment is filed with the Secretary of State of Delaware, or such later date as is specified in the filing. We expect the amendment to become effective as soon as practicable following the special meeting.

         We had [__________] shares of the existing common stock outstanding as of the record date. If the reverse stock split is approved and implemented, each share of the existing common stock will automatically be reclassified into one-fifty thousandth of a fully paid and non-assessable share of the new common stock without any further action on the part of the stockholders. Assuming no change in the number of outstanding shares from the record date if the reverse stock split is approved, the currently outstanding shares of the existing common stock will be converted into approximately 275 shares of the new common stock. We estimate that less than $80,000 will be paid in cash in lieu of fractional shares.

PAYMENT FOR FRACTIONAL SHARES

         Within ten days after the effective date, we will mail to all holders of common stock a notice of the filing of the certificate of amendment and a letter of transmittal containing instructions with respect to the submission of shares of the existing common stock to us. No certificates or scrip representing fractional shares of the new common stock shall be issued in connection with the reverse stock split. Instead, stockholders holding a number of shares of the existing common stock not evenly divisible by 50,000, and stockholders holding fewer than 50,000 shares of the existing common stock, upon surrender of their old certificates, will receive cash in lieu of fractional shares of the new common stock. The price payable by us for fractional shares will be determined by multiplying the fraction of a share of the new common stock by $500. Holders of fractional shares will be entitled to receive, and we will be obligated to make payment for, cash in lieu of fractional shares only by transmitting stock certificate(s) for shares of the existing common stock to us or our transfer agent, together with the properly executed and completed letter of transmittal and such evidence of ownership of such shares as we may require.

         Any holder of record of fewer than 50,000 shares of the existing common stock who desires to retain an equity interest in us after the effective date may do so by purchasing, prior to the effective date, a sufficient number of shares of the existing common stock such that the total number of shares held of record in his name immediately prior to the reverse stock split is equal to or greater than 50,000. However, due to the limited trading market for our existing common stock it is possible that a stockholder desiring to retain an equity interest in us may not be able to purchase enough shares to retain an equity interest in us at a fair price or at all.

VOTE REQUIRED

         Approval of the reverse stock split will require approval by a majority of the shares of the existing common stock that were outstanding on the record date. The reverse stock split will be approved if at least [_________] shares of the existing common stock are voted in favor of the reverse stock split. We have received an indication from three of our stockholders holding five percent or more of our common stock that they expect to vote their shares of common stock for the reverse stock split.

APPRAISAL AND DISSENTERS' RIGHTS

         No appraisal or dissenters' rights are available under Delaware law to stockholders who dissent from the reverse stock split. We will not independently provide our stockholders with any appraisal or dissenters' right.

SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION; EXPENSES OF TRANSACTION

         The total amount of funds needed to cash out the fractional shares is estimated to be less than $80,000. We will use cash on hand to make this payment. We estimate incurring the following costs and expenses to structure and complete the reverse stock split:


Filing fees                                         $        16
Financial advisor fees                                  225,000*
Legal expenses                                          175,000
Special committee fee                                    30,000
Accounting expenses                                      20,000
Printing and mailing costs                               85,000
Costs of solicitation firm                               10,000
Transfer agent fees                                      10,000
Other miscellaneous costs                                25,000
                                                    -----------
       Total                                        $   580,016
                                                    ===========


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT AND THE RELATED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

   PROPOSAL 1A--WAIVER OF THE PROVISION OF OUR CERTIFICATE OF INCORPORATION WHICH PROHIBITS US FROM PAYING CASH TO HOLDERS OF OUR COMMON STOCK IN LIEU OF
     ISSUING FRACTIONAL SHARES IN CONNECTION WITH THE REVERSE STOCK SPLIT.

GENERAL

         Generally, holders of our preferred stock are not entitled to vote on corporate matters as set forth in our charter. However, our proposed reverse stock split contemplates paying cash to holders of our common stock in lieu of issuing fractional shares and our charter provides that we may not redeem or purchase any stock which is junior to our preferred stock. Therefore, pursuant to our charter, we are required to seek the waiver of our preferred stockholders in connection with paying cash in lieu of fractional shares of common stock, which is junior to our preferred stock.

----------

* $150,000 of such financial advisor fees was compensation for general advisory services delivered to the special committee in connection with their responsibilities and certain other matters related to a possible going private transaction and $75,000 of such financial advisor fees was compensation for the subsequent engagement of the financial advisor in connection with the rendering of the fairness opinion.

VOTE REQUIRED

         Approval of the waiver will require approval by a majority of the shares of the preferred stock that were outstanding on the record date. The waiver will be approved if at least [_________] shares of preferred stock are voted in favor of the waiver. We have received an indication from three of our stockholders holding five percent or more of our preferred stock that they expect to vote their shares of preferred stock for the waiver.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PREFERRED STOCKHOLDERS VOTE "FOR" THE WAIVER OF THE PROVISION OF OUR CERTIFICATE OF INCORPORATION WHICH PROHIBITS US FROM PAYING CASH TO HOLDERS OF OUR COMMON STOCK IN LIEU OF ISSUING FRACTIONAL SHARES IN CONNECTION WITH THE REVERSE STOCK SPLIT.

              PROPOSAL 2 - NAME CHANGE AND RELATED AMENDMENT TO OUR
                          CERTIFICATE OF INCORPORATION

BACKGROUND

         Our board of directors adopted, subject to stockholder approval, an amendment to our certificate of incorporation to change our name from NTL Europe, Inc. to "PTV, Inc." Our board of directors has determined that it is in our best interest to change our name in accordance with our transitional services agreement, dated as of January 10, 2003, with NTL Incorporated (formerly NTL Communications Corp.). The transitional services agreement recognizes that prior to the bankruptcy reorganization, we and new NTL provided various services to one another that each party will continue to require in order to carry on its business. Accordingly, the transitional services agreement sets forth the agreement between us and our subsidiaries and new NTL to continue to provide certain services to each other on a transitional basis including, but not limited to, financial services, accounting services, treasury services, investor relations services and legal services. In addition, new NTL continues to make available to us necessary personnel, office space and technical support on a transitional basis. Pursuant to the transitional services agreement, we are permitted to use the "NTL" name for up to one year, in the case of NTL Europe, Inc., and three years, in the case of certain other of our subsidiaries. Our board of directors believes the name "PTV, Inc." is more representative of our current status and eliminates any confusion with NTL Incorporated.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO CHANGE NAME

         Article I of our Certificate of Incorporation currently reads as follows:

         "The name of this Corporation is NTL Europe, Inc."

         Article I would be replaced by an amendment, the text of which is as follows:

         "The name of this Corporation is "PTV, Inc."

         Stock certificates of the existing common stock may be retained by stockholders and need not be exchanged for certificates containing our new name. Stock certificates reflecting the name "PTV, Inc." will be issued to a stockholder upon any purchase, sale or other disposition of common stock by such stockholder following the effective date of the name change.

VOTE REQUIRED

         Approval of our name change will require approval by a majority of shares of our existing common stock that were outstanding on the record date. Accordingly, the name change will be approved if at least [______] shares of common stock are voted in favor of the name change.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NAME CHANGE AND THE RELATED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

                              INFORMATION ABOUT US

GENERAL

         On January 10, 2003, the company then known as NTL Incorporated emerged from bankruptcy protection and consummated its reorganization plan which was filed on May 8, 2002. Through this reorganization plan, old NTL was separated into two independent companies, effective January 10, 2003. One company, which assumed the name "NTL Incorporated," holds substantially all of old NTL's assets in the United Kingdom and Ireland, new NTL. Our company, which assumed the name NTL Europe, Inc., is the other entity that was created and we hold certain European and other assets.


         With the separation of old NTL into two entities, the majority of the significant assets and holdings of old NTL were retained by new NTL. Generally, other than Cablecom GmbH, our former cable subsidiary in Switzerland, the assets we retained were not material compared to those of new NTL. On November 12, 2003, Cablecom completed a restructuring of its debt and equity. As a result of that restructuring, we have no further ownership interest in Cablecom. Further, as discussed above, our board of directors and management are exploring the strategic and financial alternatives available to us.


Our Business

         We currently have the following indirect wholly-owned operating subsidiaries:

-    NTL Premium TV Holdings Corp., our sports TV and internet content business;




-    NTL Lanbase, SL, our LAN/WAN installation business located in Madrid,
     Spain; and

- NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn Ltd., our Asian broadcast infrastructure, services and consulting business.

         We currently have minority interests in the following operating entities:

-    Two Way TV Limited, an interactive television service provider; and

-    ITV News Channel Limited, a 24-hour news channel located in the U.K.

DESCRIPTION OF COMMON STOCK; STOCKHOLDERS' RIGHTS PLAN

         Our authorized capital stock currently consists of 60,000,000 shares of existing common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value. After the reverse stock split, the par value of the common stock will remain the same, but the authorized shares will change to 1,200 shares. As of the record date, [______________] shares of our existing common stock were issued and outstanding. We estimate that the number of shares of new common stock to be outstanding after the reverse stock split will be approximately 275. Holders of our existing common stock are entitled, and holders of the new common stock will be entitled after the reverse stock split, to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

         Prior to our separation from new NTL, NTL Incorporated had adopted a stockholders' rights plan. At the time of the separation from new NTL, our board of directors authorized the stockholders' rights plan for the benefit and protection of our stockholders and declared a dividend distribution of one preferred stock purchase right for each outstanding share of existing common stock to stockholders of record at the close of business on January 10, 2003. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a purchase price set forth in the rights certificates (as described more fully therein), subject to adjustment. Each 50,000 rights outstanding immediately prior to the completion of the reverse stock split will be automatically converted into one right following the reverse stock split. No fractional rights will be issued; rather, each resulting fractional right will be purchased by us as part of the purchase of the fractional shares, without the payment of any additional consideration for the fractional rights, since our board of directors has determined that any value that the rights may have is reflected in the fair market value of the existing common stock.

OWNERSHIP OF OUR VOTING SECURITIES

         The following table sets forth certain information as of the record date regarding the beneficial ownership of our existing common stock and preferred stock by (a) each of our current executive officers and directors, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of any class of our existing common stock or preferred stock as calculated in accordance with Rule 13d-3 of the Exchange Act.

         On January 10, 2003 all of the securities of NTL Incorporated, including its common stock, were cancelled in connection with the consummation of the reorganization plan and we issued approximately 19.7 million shares of our common stock and approximately 6.9 million shares of our preferred stock. In addition, other than John F. Gregg, none of NTL Incorporated's senior management team continued with us. Therefore, we do not believe it is meaningful for us to provide information regarding NTL Incorporated's common stock or the named executive officers in the Summary Compensation Table from our 2002 Form 10-K, other than Mr. Gregg. Although our preferred stock is not a voting security, we have included the beneficial ownership information regarding the preferred stock since its holders have the right to vote on the waiver of the charter provision relating to the proposed reverse stock split transaction.

         Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares. Unless otherwise indicated, the address for each person named in the table is in care of NTL Europe, Inc., 37 Purchase Street, Rye, New York 10580. For
purposes of this table, we have used the number of shares of common stock and preferred stock outstanding as of September 15, 2003, 19,657,769 and 6,862,193, respectively.

                                                           AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                  ----------------------------------------------------------
EXECUTIVE OFFICERS, DIRECTORS AND                  COMMON        PERCENTAGE OF    PREFERRED    PERCENTAGE OF
PRINCIPAL STOCKHOLDERS (1)                          STOCK            CLASS         STOCK(5)        CLASS
-------------------------------------             ---------      -------------    ----------   -------------
Angelo, Gordon & Co., L.P.
    245 Park Avenue                               2,488,200(2)            12.7%      852,483            12.4%
    New York, New York 10167
John M. Angelo
    c/o Angelo, Gordon & Co., L.P.
    245 Park Avenue                               2,488,200(2)            12.7%      852,483            12.4%
    New York, New York 10167
Michael L. Gordon
    c/o Angelo, Gordon & Co., L.P.
    245 Park Avenue                               2,488,200(2)            12.7%      852,483            12.4%
    New York, New York 10167
Appaloosa Investment Limited
    Partnership I
    c/o Appaloosa Management L.P.
    26 Main Street, First Floor                   2,211,817(3)            11.3%    1,329,715            19.4%
    Chatham, New Jersey 07928
Palomino Fund Ltd.
    c/o Trident Trust Company
    (Cayman) Ltd.
    One Capital Place                             2,060,962(3)            10.5%    1,165,026            17.0%
    P.O. Box 847
    Grand Cayman, Cayman Islands
Appaloosa Management L.P.
    26 Main Street, First Floor                   4,272,779(3)            21.7%    2,494,741            36.4%
    Chatham, New Jersey 07928
Appaloosa Partners Inc.
    c/o Appaloosa Management L.P.
    26 Main Street, First Floor                   4,272,779(3)            21.7%    2,494,741            36.4%
    Chatham, New Jersey 07928
David A. Tepper
    c/o Appaloosa Management L.P.
    26 Main Street, First Floor                   4,272,779(3)            21.7%    2,494,741            36.4%
    Chatham, New Jersey 07928
SFG VI Inc. (5)
    120 Long Ridge Road                             923,075                4.7%      402,668             5.9%
    Stamford, CT 06921
Bulletin Board Trading (5)
    c/o Jefferies & Company, Inc.
    705 Plaza 3, P.O. Box 469                     1,266,024                6.4%            -               *
    Jersey City, NJ 07303-0469

Knight Securities L.P. (5)
    525 Washington Blvd. 30th Fl.                 1,074,897                5.5%            -               *
    Jersey City, NJ 07310
Franklin Mutual Advisors (5)
    51 John F. Kennedy Pkwy.                      1,417,153                7.2%      611,524             8.9%
    Short Hills, NJ 07078
Jeffrey A. Brodsky                                        -                  *             -               *
John F. Gregg (4)                                         -                  *             -               *
Robert A. Schmitz                                         -                  *             -               *
Richard A. Spohn                                          -                  *             -               *
Michael J. Cochran                                        -                  *             -               *
H. Sean Mathis                                            -                  *             -               *
Our directors and officers as a group                     -                  *             -               *
(6 persons)

--------------------------------------------------------------------------------
*        Less than 1%

(1) Unless otherwise noted, the business address of each person is c/o NTL Europe, Inc., 37 Purchase Street, Rye, New York 10580.

(2) Based on information contained in a Schedule 13G filed with the SEC on April 22, 2003 relating to shares of common stock held for the accounts of seventeen private investment funds for which Angelo, Gordon acts as general partner and/or investment adviser. John M. Angelo is the general partner of AG Partners, L.P., which is the sole general partner of Angelo, Gordon. Mr. Angelo is also the chief executive officer Angelo, Gordon. Michael L. Gordon is the other general partner of AG Partners, L.P. and the chief operating officer of Angelo, Gordon.

(3) Based on information contained in a Schedule 13D filed with the SEC on January 21, 2003 relating to shares of common stock acquired by Appaloosa Investment Limited Partnership I and Palomino Fund Ltd. Also based on information contained in a Form 4 filed with the SEC on July 11, 2003. Appaloosa Management L.P. is the sole general partner of Appaloosa Investment Limited Partnership I and the investment advisor to Palomino Fund Ltd. Appaloosa Partners Inc. is the sole general partner of Appaloosa Management L.P. Mr. David
A. Tepper is the sole stockholder and sole director of Appaloosa Partners Inc.

(4)      As of July 10, 2003, Mr. Gregg was no longer employed by us.

(5) The information provided for the preferred stock and certain common stockholders was derived by our transfer agent's records as of July 23, 2003 and/or those of ADP as of July 23, 2003 or through verbal discussions with such stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         Until the consummation of the reorganization plan on January 10, 2003, NTL Incorporated's common stock traded during 2001 and until March 26, 2002 on the New York Stock Exchange and then on the OTC Bulletin Board. Following consummation of the reorganization plan, NTL Incorporated's securities, including its common stock, were cancelled and we issued our existing common stock. Our existing common stock, which was first issued on January 10, 2003, initially traded on the OTC Bulletin Board under the symbol "NTEU.OB," but, due to the late filing of our periodic reports, now is quoted on The Pink Sheets under the symbol "NTEU.PK".

         In accordance with applicable reporting requirements, the quotations below reflect the high and low closing sales prices for the common stock of NTL Incorporated since January 1, 2001 as traded on the New York Stock Exchange and, as of March 26, 2002, on the OTC Bulletin Board. Pursuant to the reorganization plan, all of NTL Incorporated's common stock was cancelled on January 10, 2003. As a result, any stock prices relating to periods prior to January 10, 2003 do not relate to the value of our common stock in any way.

NTL Europe, Inc. Common Stock                   Fiscal 2003
Quarter Ended                                ------------------
                                               High       Low
                                             -------    -------
1st Quarter (commencing January 10, 2003)    $ 0.079    $ 0.040
2nd Quarter                                    0.069      0.010
3rd Quarter(1)                                 0.050      0.010
4th Quarter                                       --         --

-----------------

(1) September 26, 2003 is the last available pricing date. Price statistics are not available for the full period.

NTL Incorporated  Common Stock                  Fiscal 2002           Fiscal 2001
(cancelled January 10, 2003)                 ------------------    ------------------
Quarter Ended                                 High        Low       High        Low
                                             -------    -------    -------    -------
1st Quarter                                  $  0.98    $  0.17    $ 39.20    $ 22.75
2nd Quarter                                     0.29       0.03      32.40      11.69
3rd Quarter                                     0.05       0.01      13.79       2.00
4th Quarter                                     0.04       0.01       4.55       0.62

         As of the record date, the closing sales price of our common stock was $[ ]. As of the record date, our existing common stock was held by approximately 6,500 holders of record. The reverse stock split is estimated to reduce the number of stockholders of record to approximately 50, based on records of Continental Stock Transfer &Trust Company, our transfer agent, and ADP.

         We have paid no dividends on our existing common stock since inception and have no intention of paying a dividend on our common stock in the future.


                         FINANCIAL AND OTHER INFORMATION



                             SELECTED FINANCIAL DATA



         Our selected consolidated financial information presented below, under the captions "Income Statement Data" for the years ended December 31, 2002, 2001 and 2000 and "Balance Sheet Data" at December 31, 2002 and 2001, were derived from our consolidated financial statements audited by Ernst & Young LLP. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing in our 2002 Form 10-K, a copy of which is included with this document.



         Our selected consolidated financial information presented below, under the captions "Income Statement Data" for the nine months ended September 30, 2003 and 2002 and "Balance Sheet Data" at September 30, 2003, were derived from our consolidated financial statements included in our September

30, 2003 Form 10-Q, a copy of which is included with this document. Our pro forma selected consolidated financial information presented below, under the captions "Income Statement Data" for the nine months ended September 30, 2003 and "Balance Sheet Data" at September 30, 2003, were derived from our pro forma consolidated financial statements included in our Form 8-K filed with the SEC on November 26, 2003 with respect to Cablecom's November 12, 2003 restructuring of its debt and equity, as discussed below.



         In the opinion of our management, these quarterly statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these quarters. Historical results are not necessarily indicative of the results to be expected in the future.



         As discussed in our 2002 Form 10-K, on May 8, 2002, old NTL and certain of its subsidiaries as of that time each filed a "prearranged" joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. Old NTL's operating subsidiaries were not included in the Chapter 11 filing. The reorganization plan became effective on January 10, 2003 at which time old NTL emerged from Chapter 11 reorganization.



         On January 10, 2003, the company then known as NTL Incorporated emerged from bankruptcy protection and consummated its reorganization plan. Through this reorganization plan, old NTL was separated into two independent companies, effective January 10, 2003. One independent company, which we refer to as new NTL, which assumed the name "NTL Incorporated," holds substantially all of old NTL's assets in the United Kingdom and Ireland. Our company, which assumed the name "NTL Europe, Inc.," is the other independent entity and holds certain European and other assets. New NTL is an independent entity which is no longer owned by or affiliated with us. New NTL has been accounted for as a discontinued operation beginning with the quarter ended September 30, 2002 and, accordingly, it is excluded from assets and liabilities of continuing operations and from results of continuing operations for the three years ended December 31, 2002.



         Our financial statements include amounts prior to January 10, 2003 that have been derived from the financial statements and accounting records of old NTL using the historical results of operations and historical basis of the assets and liabilities of our businesses, including Cablecom. However, as described in our 2003 third quarter Form 10-Q, on November 12, 2003 Cablecom completed a restructuring of its debt and equity. As a result of that restructuring, effective as of November 19, 2003, we have no further ownership interest in Cablecom. Accordingly, Cablecom will be treated as a discontinued operation beginning in the fourth quarter of 2003. The historical financial statements of old NTL for periods prior to January 10, 2003 are not particularly meaningful to our current and anticipated future business and should not be relied upon as indicative of our future performance.


                                              REORGANIZED COMPANY      |
                                           ------------------------    |
                                             (PRO           (AS        |
                                             FORMA)      REPORTED)     |
                                           ---------   ------------    |                   PREDECESSOR COMPANY
                                               NINE MONTHS ENDED       |  --------------------------------------------------------
                                                  SEPTEMBER 30,        |                  YEARS ENDED DECEMBER 31,
                                           ------------------------    |  --------------------------------------------------------
         INCOME STATEMENT DATA              2003 (1)       2003        |     2002         2002 (2)       2001 (3)       2000 (4)
---------------------------------------    ---------   ------------    |  ------------   ------------   ------------   -----------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues                                   $    18.2    $      366.0   |  $      298.5   $      435.9   $      391.6   $      226.8
Operating (loss)                               (18.5)          (34.3)  |        (188.4)      (1,065.8)      (1,511.4)        (375.7)
(Loss) from continuing operations              (22.3)       (1,444.9)  |        (436.0)      (1,348.6)      (2,368.4)        (556.2)
(Loss) from discontinued operations         (1,422.6)             --   |      (1,174.8)      (2,106.3)     (11,872.9)      (2,407.5)
Net (loss)                                  (1,444.9)       (1,444.9)  |      (1,610.8)      (3,454.9)     (14,241.3)      (2,963.7)
Preferred stock dividends and accretion         (8.6)           (8.6)  |        (143.5)        (145.1)        (325.7)        (194.0)
Net (loss) available to common                                         |
  shareholders                              (1,453.5)       (1,453.5)  |      (1,754.3)      (3,600.0)     (14,567.0)      (3,157.7)
                                                                       |
Basic and diluted net loss per share:                                  |
    (Loss) from continuing operations      $   (1.57)   $     (73.94)  |  $      (2.10)  $      (5.40)  $      (9.76)  $      (3.46)
    (Loss) from discontinued operations       (72.37)             --   |         (4.25)         (7.62)        (43.02)        (11.08)
    Net (loss) per common share            $  (73.94)   $     (73.94)  |  $      (6.35)  $     (13.02)  $     (52.78)  $     (14.54)
                                                                       |
Weighted average shares                         19.7            19.7   |         276.6          276.6          276.0          217.1



                          FRESH START INCOME STATEMENT
                  (dollars in millions, except per share data)
                  --------------------------------------------
                                                          JANUARY 1, 2003
                                                          ---------------
                                                            PREDECESSOR
                                                              COMPANY
                                                          ---------------

Fresh start adoption - fixed assets                          $ (507.2)
Fresh start adoption - debt                                   1,313.2
Fresh start adoption - intangible assets                        145.3
Fresh start adoption - deferred taxes                           (13.5)
Fresh start adoption - pensions                                 (31.2)
Fresh start adoption - all other                                (10.3)
                                                             ---------
                                                                896.3
Gain on discontinued operations                               5,041.3
Gain on debt discharge                                        3,962.4
                                                             ---------
Total                                                        $9,900.0
                                                             =========
Basic and diluted net income per share:                    $  35.79
                                                             =========


                                               REORGANIZED COMPANY        |         PREDECESSOR COMPANY
                                           --------------------------     |    -----------------------------
                                           PRO FORMA      AS REPORTED     |
                                           ---------      -----------     |
                                                AT SEPTEMBER 30,          |           AT DECEMBER 31,
                                           2003 (5)           2003        |    2002 (2)             2001 (3)
                                           --------         ---------     |    --------            ---------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                           -------------------------------|---------------------------------
BALANCE SHEET DATA                                                        |
---------------------------------------                                   |
                                                                          |
Current assets                             $ 98.7           $   255.2     |   $ 13,556.6          $ 13,821.4
Noncurrent assets                            (7.6)            1,729.8     |      2,292.8             3,037.5
Total assets                                 91.1             1,985.0     |     15,849.4            16,858.9
                                                                          |
                                                                          |
Current liabilities                          46.2             3,100.9     |     21,096.4            20,306.4
Noncurrent liabilities                      (40.2)              280.7     |        358.7               321.2
Liabilities subject to compromise              --                  --     |      4,294.1                  --
Redeemable preferred stock                  102.1               102.1     |           --                  --
Total liabilities                           108.1             3,483.7     |     25,749.2            20,627.6
                                                                          |
Redeemable preferred stock                     --                  --     |           --             2,773.7
                                                                          |
Shareholders' equity (deficiency)           (17.0)           (1,498.7)    |     (9,899.8)           (6,542.4)
                                                                          |
Book value per share                       $(0.86)          $  (76.24)    |   $   (35.79)         $   (23.65)

(1) The pro forma consolidated statement of operations for the nine months ended September 30, 2003 reflects the treatment of Cablecom as a discontinued operation for the period presented. All Cablecom related revenues and expenses have been reversed from the historical amounts reported for the nine months ended September 30, 2003. The pro forma consolidated statement of operations excludes a non-recurring, non-cash gain of approximately $1.4 billion resulting from the restructuring of Cablecom's debt and equity, as well as, approximately $13.4 million of gain on the acquisition of our remaining equity interest in Cablecom occurring as part of the restructuring. Adjustments reflecting our emergence from bankruptcy on January 10, 2003 and the application of fresh start accounting on our predecessor entity, effective January 1, 2003, are not reflected in this pro forma statement of operations for the nine months ended September 30, 2003.



(2) Since May 8, 2002, the date that old NTL and certain of old NTL's subsidiaries filed the reorganization plan under Chapter 11 of the U.S. Bankruptcy Code, old NTL has prepared its consolidated financial statements in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (referred to as SOP 90-7 in this annual report). Pursuant to SOP 90-7, beginning on May 8, 2002, old NTL discontinued accruing interest expense on certain of its prepetition obligations. Old NTL's reported interest expense in 2002 excludes $223.5 million of contractual interest for the period from May 8, 2002 to December 31, 2002. Also in 2002, recapitalization items, net were $4.8 million. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $0.1 million for employee retention and $6.9 million for financial advisory, legal, accounting and consulting costs. These costs are net of $2.2 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.



         In addition, in 2002, old NTL recorded asset impairment charges of $854.3 million consisting of non-cash charges to write-down goodwill. Amortization expense in 2002 decreased from amounts in prior periods due to the adoption of Statement of Financial Accounting Standards

         (referred to as SFAS) No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets.



         The working capital deficiency in 2002 is primarily the result of (a) the liabilities for discontinued operations exceeding their related net assets by $4,988.1 million and (b) the classification of $2,719.3 million outstanding debt as a component of current liabilities. Long-term debt and redeemable preferred stock at December 31, 2002 exclude $1,300 million and $2,853 million, respectively, that is included in liabilities subject to compromise.



(3) Old NTL's operating loss in 2001 includes asset impairment charges of $912.1 million for non-cash charges associated with the write-down of Cablecom goodwill and various long-term assets at Premium TV. The loss from discontinued operations, for the twelve months ended December 31, 2001, includes asset impairment charges of $8,160.6 million.



         The working capital deficiency in 2001 is primarily the result of (a) the liabilities for discontinued operations exceeding their related net assets by $3,095.2 million and (b) the reclassification of all outstanding debt ($3,460.2 million) as a component of current liabilities.



(4) The increase in revenues in 2000 over the prior year primarily reflects the effects of the acquisition of the Cablecom group on March 28, 2000. The increase in the operating loss and loss from continuing operations, for 2000 over the prior year, was primarily the result of the Cablecom acquisition and reflects the costs of the amortization of various intangible assets, including customer lists and license acquisition costs, as well as the effect of higher interest expense associated with the acquisition.



         The working capital position in 2000 is primarily the result of the net assets for discontinued operations exceeding their related liabilities by $9,128.3 million.


(5) On November 12, 2003, Cablecom completed a restructuring of its debt and equity, which reduced our ownership position in Cablecom to a minority position in Cablecom to a minority position which will result in the treatment of Cablecom as a discontinued operation in the fourth quarter of 2003. As a result of that restructuring, first, our equity stake in Cablecom was reduced to a small minority position and, second, effective as of the close of business on November 19, 2003, our remaining interest in Cablecom was acquired by certain participants in the restructuring for $15 million, less expenses of $1.6 million. We expect to report a gain of approximately $13.4 million on the acquisition of our remaining interest in Cablecom, in the fourth quarter of 2003.



                            PROPOSALS OF STOCKHOLDERS

         In the event the reverse stock split is not effected, pursuant to the Exchange Act, a stockholder owning of record or being the beneficial owner of at least the lesser of one percent or $2,000 in market value of the existing common stock may present a proposal to be voted on at our next annual meeting. To be included in our proxy statement and proxy card, the proposal must meet all legal requirements and be received by us at 37 Purchase Street, Rye, New York 10580, not later than February 15, 2004.

         Stockholder proposals to be presented at our 2004 annual meeting, other than stockholder proposals submitted for inclusion in our proxy statement and form of proxy for its 2004 annual meeting, must be received in writing at our principal executive office not earlier than March 31, 2004, nor later than April 15, 2004, unless our 2004 annual meeting of stockholders is scheduled to take place before June 30, 2004 or after July 15, 2004. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and such notice must contain, among other things, background information concerning the stockholder making the proposal or nomination, the stockholder's ownership of our capital stock and, in the case of nominations, background and stock ownership information with respect to each nominee, as well a requirement that the stockholder be present at such meeting, either in person or by a representative. A stockholder's notice shall be timely received by us at our principal executive office not less than seventy-five (75) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding special meeting; provided, however, that in the event the 2004 annual meeting is scheduled to be held on a date more than thirty (30) days before the anniversary date or more than thirty (30) days after the anniversary date, a stockholder's notice shall be timely if received by us at our principal executive office not later than the close of business on the tenth (10) day following the day on which the notice of the date of the 2004 annual meeting was mailed or public disclosure of the date of the special meeting is first given or made (such notice to include any and all of our filings made on the SEC's EDGAR system or any similarly public database maintained by the SEC). Proxies solicited by our board of directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: NTL Europe, Inc., 37 Purchase Street, Rye, New York 10580, Attn: Secretary.

                                  OTHER MATTERS

         The board of directors is not aware of any matter to be presented for action at the meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of NTL Europe.

         One or more representatives of Ernst & Young LLP will be in attendance at the special meeting on _________, 2003. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

                            EXPENSES OF SOLICITATION

We will bear the cost of solicitation of proxies. In an effort to have as large a representation at the special meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees, who shall receive no additional compensation for such services, and by D.F. King & Co., Inc. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock and preferred stock.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement contains forward-looking statements. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Further events and actual results could differ materially than those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this proxy statement describe factors that could contribute to or cause such differences.

         We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "Available Information."

                              AVAILABLE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC.

Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the SEC's Internet Website at http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE


         In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superceded by information contained directly in this proxy statement. A copy of our annual report on Form 10-K for fiscal year ended December 31, 2002 and our quarterly report on Form 10-Q for the period ended September 30, 2003 (File
No. 000-30673) are incorporated herein by reference pursuant to the requirements of Schedule 13E-3 and Schedule 14A. A copy of these reports are enclosed with this proxy statement. Copies of past reports are available for review from the EDGAR filings obtained through the SEC's Internet website (http://www.sec.gov).


                                       By order of the Board of Directors

                                       Jeffrey A. Brodsky

                                       President, Chief Executive Officer and
                                       Chairman of the Board

                                       ___, 2003

                                                                      Appendix A

                              FORM OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                          TO EFFECT REVERSE STOCK SPLIT

The first sentence of Article IV, Part A of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

Section 1. Number of Shares.

         Effective at 6:00 p.m. Wilmington, Delaware time on the date of filing (the "Effective Time") of the Certificate of Amendment reflecting this amendment with the Delaware Secretary of State, every fifty thousand (50,000) outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation, and the total number of authorized shares of Common Stock of the Corporation shall be reduced automatically to one thousand two hundred (1,200). The par value of the Common Stock shall not be changed hereby and shall remain $0.01 per share, as set forth in the Certificate of Incorporation as in effect prior to the filing of this Certificate of Amendment. The Corporation shall not issue fractional shares on account of the foregoing reverse split; all shares that are held by a stockholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled.

         In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of such reverse stock split, such stockholder shall be entitled to receive a cash amount equal to the fair value of such fractional share based on a value of $500 per whole share of Common Stock after giving effect to the reverse stock split effected hereby (representing a $.01 per share value prior to giving effect to the reverse stock split effected hereby).

         As of the Effective Time, the total number of shares of capital stock which the Corporation shall have the authority to reserve for issuance or issue is twenty million one thousand two hundred (20,001,200) shares, consisting of one thousand two hundred (1,200) shares of Common Stock, and twenty million (20,000,000) shares of preferred stock, par value $0.01 per share, of the Corporation (the "Preferred Stock").

                                                                      Appendix B

                              FORM OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                 TO NAME CHANGE

Article I, of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

The name of this Corporation is PTV, Inc.

                                                                      Appendix C

                      FAIRNESS OPINION OF FINANCIAL ADVISOR

                                                            [MORGAN JOSEPH LOGO]
September 30, 2003

The Special Committee of
the Board of Directors
NTL Europe, Inc.
37 Purchase Street
Rye, NY 10580

Gentleman:


         We understand that NTL Europe, Inc. (the "Company") has proposed a reverse stock split of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to which each common stockholder will receive one share of new common stock for every 50,000 shares of Common Stock that they own plus cash in lieu of any fractional shares at a rate of $0.01 per share of Common Stock on a pre-split basis (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in a draft of the proxy statement dated September 29, 2003. The Proposed Transaction is subject to approval by the holders of the Company's Common Stock, as well as a certain waiver by holders of the Company's 10% Fixed Coupon Redeemable Preferred Stock, Series A (the "Preferred Stock").


         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the Common Stock of the Company of the consideration to be received for any fractional shares in the Proposed Transaction.

         In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

                  i.   a draft of the proxy statement dated September 29, 2003;

                  ii. the Company's Form 10-K for the period ended December 31, 2002, its Forms 10-Q for the periods ended March 31, 2003 and June 30, 2003, and its Form 8-K filed on September 15, 2003;

                  iii. certain financial and other information of the Company that was publicly available or provided to us by the Company;

                  iv. the reported prices and trading activity for the Company's Common Stock and Preferred Stock; and

                  v. certain internal information and other data relating to the Company, its business and prospects, including certain financial projections and estimates, provided to us by management of the Company.

         We have also met with certain officers and employees of the Company concerning its business, operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

         In arriving at our opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's financial projections and estimates provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. We have made no independent investigation of any legal, accounting or tax matters affecting the Company, and have assumed the correctness of all legal, accounting and tax advice given the Company and its Board of Directors or any committee thereof. We have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have not been authorized by the Company to solicit alternatives to the Proposed Transaction. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

         This letter and the opinion expressed herein are for the use of the Special Committee of the Board of Directors (the "Special Committee") and the Board of Directors of the Company. This opinion does not address the Company's underlying business decision to approve the Proposed Transaction, and it does not constitute a recommendation to the Company, its Board of Directors, the Special Committee, its shareholders, or any other person as to any specific action that should be taken in connection with the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the transaction sent to the Company's shareholders; provided that any description or reference to Morgan Joseph & Co. Inc. or this opinion included in such proxy statement or information statement shall be in form and substance reasonably acceptable to us.

         We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a customary fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Morgan Joseph & Co. Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, underwritings, private placements of listed and unlisted securities, financial restructurings and other financial services. As you are aware, Mr. H. Sean Mathis, a director of the Company, is also affiliated with Morgan Joseph & Co. Inc.

         Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received for any fractional shares by the holders of the Common Stock in the Proposed Transaction is fair, from a financial point of view, to such holders.

                                                  Very truly yours,

                                                  /s/ MORGAN JOSEPH & CO. INC.

                                                  MORGAN JOSEPH & CO. INC.

                          NTL EUROPE, INC. COMMON STOCK
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
      THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [__________], 2003

         The undersigned hereby appoints Jeffrey A. Brodsky and Richard A. Spohn, each with full power of substitution, to vote the shares of common stock of NTL Europe that the undersigned is entitled to vote at the special meeting of stockholders to be held at Piper Rudnick LLP, 1251 Avenue of the Americas, New York, New York 10020 on [____________], at 10:00 a.m., and any adjournment thereof, as follows:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMMON STOCKHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT AND THE RELATED AMENDMENT TO NTL EUROPE'S CERTIFICATE OF INCORPORATION.

PROPOSAL 1: To approve and adopt the certificate of amendment to the certificate of incorporation to effect a reverse stock split as set forth in the proxy statement provided to stockholders.

                 9                  9                 9
                FOR              AGAINST           ABSTAIN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMMON STOCKHOLDERS VOTE "FOR" THE NAME CHANGE AND THE RELATED AMENDMENT TO NTL EUROPE'S CERTIFICATE OF INCORPORATION.

PROPOSAL 2: To approve and adopt the certificate of amendment to the certificate of incorporation to effect a change of NTL Europe's name as set forth in the proxy statement provided to stockholders.

                 9                  9                 9
                FOR              AGAINST           ABSTAIN

           DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
          MATTERS WHICH MAY PROPERLY COME BEFORE THIS SPECIAL MEETING.
         THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
              DIRECTED BY THE UNDERSIGNED COMMON STOCKHOLDER. IF NO
         DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.
          THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS
                   WHICH MAY PROPERLY COME BEFORE THE MEETING.

         NOTE: Signatures should correspond exactly with the name or names appearing on the common stock certificate(s). If shares are registered in more than one name, all holders must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such. If a partnership, please sign in the partnership name by an authorized person.


         The undersigned acknowledges receipt from NTL Europe prior to the execution of this proxy of a Notice of special meeting of stockholders, a proxy statement and the 2002 annual report on Form 10-K of NTL Europe and our quarterly report on Form 10-Q for the period ended September 30, 2003.


Dated:                        , 2003

Name(s) of Common Stockholder(s)

Signature(s) of Common Stockholder(s)

Please mark, sign, date and return this proxy promptly, using the enclosed envelope. No postage necessary.

                     PLEASE RETURN PROXY AS SOON AS POSSIBLE

     NTL EUROPE, INC. 10% FIXED COUPON REDEEMABLE PREFERRED STOCK, SERIES A
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
      THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [__________], 2003


         The undersigned hereby appoints Jeffrey A. Brodsky and Richard A. Spohn, each with full power of substitution, to vote the shares of preferred stock of NTL Europe that the undersigned is entitled to vote at the special meeting of stockholders to be held at Piper Rudnick LLP, 1251 Avenue of the Americas, New York, New York 10020 on [____________], at 10:00 a.m., and any adjournment thereof, as follows:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PREFERRED STOCKHOLDERS VOTE "FOR" THE WAIVER OF THE PROVISION OF OUR CERTIFICATE OF INCORPORATION PROHIBITING US FROM PAYING CASH TO HOLDERS OF OUR COMMON STOCK IN LIEU OF ISSUING FRACTIONAL SHARES IN CONNECTION WITH THE REVERSE STOCK SPLIT

PROPOSAL 1A: To waive in contemplation of the reverse stock split the provision of our certificate of incorporation providing that, so long as the preferred stock is outstanding, no securities ranking junior to the preferred stock with respect to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both, may be redeemed, purchased or otherwise acquired.

                 9                  9                 9
                FOR              AGAINST           ABSTAIN

 DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THIS SPECIAL MEETING. THIS PROXY WHEN PROPERLY EXECUTED,
WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED PREFERED STOCKHOLDER. IF
 NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE
                                  THE MEETING.

         NOTE: Signatures should correspond exactly with the name or names appearing on the preferred stock certificate(s). If shares are registered in more than one name, all holders must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such. If a partnership, please sign in the partnership name by an authorized person.


         The undersigned acknowledges receipt from NTL Europe prior to the execution of this proxy of a Notice of special meeting of stockholders, a proxy statement, the annual report on Form 10-K of NTL Europe and our quarterly report on Form 10-Q for the period ended September 30, 2003.


Dated:                           , 2003

Name(s) of Preferred Stockholder(s)

Signature(s) of Preferred Stockholder(s)

Please mark, sign, date and return this proxy promptly, using the enclosed envelope. No postage necessary.

                     PLEASE RETURN PROXY AS SOON AS POSSIBLE

                                      -7-